Exhibit 99.1

ADDITION OF ADVEXIN® TO CHEMOTHERAPY SHOWS PROMISE IN TREATING LOCALLY ADVANCED
BREAST CANCER

-Combination neoadjuvant therapy resulted in 100 percent tumor response and complete surgical removal-

SAN ANTONIO – December 9, 2004 — Introgen Therapeutics, Inc. (NASDAQ: INGN) reported data from its Phase 2 trial evaluating ADVEXIN® combined with neoadjuvant chemotherapy in women with locally advanced breast cancer. Neoadjuvant treatments are administered prior to surgery and represent a novel and increasingly applied approach to make surgical tumor resections either more complete improving outcomes or less invasive facilitating breast conservation. Objective clinical responses with a greater than 50 percent reduction in tumor size were seen following the combined therapy in all of the patients. Complete tumor removal by subsequent surgery was achieved in 100 percent of the patients. The results of the therapy with the addition of ADVEXIN are better than what would be expected from neoadjuvant chemotherapy treatment alone. In a novel finding, activation of a local immune response at the site of the tumor was observed. Treated tumors were infiltrated with cells of the immune system that are known to participate in immune responses against tumors, which may be useful in controlling local disease as well as disease outside the breast.

Introgen’s collaborator, Dr. Massimo Cristofanilli, associate professor in the Department of Breast Medical Oncology at M. D. Anderson Cancer Center presented the data yesterday afternoon at the 27th Annual San Antonio Breast Cancer Symposium.

“Patients with advanced breast cancer have a poor prognosis and long term survival requires the ability to completely remove the primary tumor surgically,” said Robert E. Sobol, M.D., Introgen’s senior vice president, Medical and Scientific Affairs. “These very promising data suggest that ADVEXIN may be combined with neoadjuvant chemotherapy to further reduce tumor size and improve patient outcomes by facilitating complete surgical tumor removal. In addition, the results of this study add to the very favorable safety profile observed in other ADVEXIN clinical trials in patients with later stages of cancer and support clinical applications of ADVEXIN in earlier phases of disease management. These data also suggest that ADVEXIN may enhance the clinical benefit of chemotherapy without increasing the toxicity of this regimen.”

In the reported study, ADVEXIN was locally administered to tumors in conjunction with neoadjuvant chemotherapy in 12 patients with locally advanced breast cancer who subsequently underwent surgery to remove residual tumor. Participants had Stage IIIA-B or localized Stage IV disease. On day 1 of a 21-day treatment cycle, patients received ADVEXIN, doxorubicin and docetaxel, followed by ADVEXIN alone on day 2. Patients received up to 6 cycles of treatment.

In addition to a 100 percent objective response and complete resection rate and activation of a localized immune response, key findings of the study include:

•	On average, tumor size decreased by nearly 80 percent.

•	On average, size of lymph node tumors decreased by nearly 70 percent.

•	ADVEXIN-expressed p53 was detectable up to 19 days following administration in a 21-day treatment regimen.

•	ADVEXIN was very well tolerated.

Dr. Cristofanilli commented, “The p53 tumor suppressor, the active component of ADVEXIN, has been shown to sensitize cancer cells to the effects of chemotherapy. The results of this study suggest that tumors treated with ADVEXIN and chemotherapy had a greater reduction in size compared to what would be expected with chemotherapy treatment alone. The observation of an infiltrating T-cell immune response suggests that ADVEXIN may also work through additional immune mechanisms of action to eradicate tumor cells. Given the poor prognosis associated with locally advanced breast cancer, these results support the continued exploration of ADVEXIN combination therapy as a treatment for this disease.”

About ADVEXIN

There are two multi-national, multi-site Phase 3 trials of ADVEXIN therapy currently underway in recurrent squamous cell cancer of the head and neck. Introgen has received FDA Fast Track designation for ADVEXIN therapy and ADVEXIN has been designated as an Orphan Drug for the treatment of head and neck cancer under the Orphan Drug Act.

ADVEXIN has been evaluated in a variety of cancer types and in combination with several standard cancer therapies, including radiation and chemotherapy. Data from several published preclinical and clinical studies have demonstrated the ability of ADVEXIN to safely enhance the anti-cancer effects of radiation and chemotherapy treatment.

ADVEXIN supplies p53 protein in very high concentrations in cancer tissue and selectively kills cancer cells. p53 is a normal constituent of cells and is known as a tumor suppressor because it inhibits the growth of tumor cells. One of the major roles of this protein is to eliminate cancerous cells by recognizing when the cell has been damaged by mutations and stopping cell growth to initiate repair. If the cell is damaged beyond repair, p53 initiates the cell death pathway to prevent the cell from growing out of control.

About Introgen

Introgen is a leading developer of biopharmaceutical products designed to induce therapeutic protein expression using non-integrating gene agents for the treatment of cancer and other diseases. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates a commercial-scale, CGMP manufacturing facility.

Introgen holds a licensing agreement with M. D. Anderson to commercialize products based on licensed technologies, and has the option to license future technologies under sponsored research agreements. The University of Texas Board of Regents owns stock in Introgen. These arrangements are managed in accordance with M.D. Anderson’s conflict of interest policies.

Certain statements in this press release that are not strictly historical may be “forward-looking” statements, which are based on current expectations and entail various risks and uncertainties. Such forward-looking statements include, but are not limited to, those relating to Introgen’s future success with its clinical development program for ADVEXIN for the treatment of breast cancer or other diseases. There can be no assurance that Introgen will be able to commercially develop gene-based drugs, that necessary regulatory approvals will be obtained or that any clinical trials or studies undertaken will be successful or that the proposed treatments will prove to be safe and/or effective. The actual results may differ from those described in this press release due to risks and uncertainties that exist in Introgen’s operations and business environment, including, but not limited to, Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, Introgen’s dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission including its annual report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2004 and its quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 15, 2004. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.

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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s Website at www.introgen.com.

Contact:

Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com